Exhibit 99.1

Pyxis Oncology Provides Business Update and Reports Fourth Quarter and Full Year 2025 Financial Results

Completed target enrollment in Phase 1 monotherapy dose expansion study of micvotabart pelidotin (MICVO) in 2L+ Recurrent/Metastatic Head and Neck Squamous Cell Carcinoma (R/M HNSCC) in the first quarter of 2026

Updated data from MICVO Phase 1 monotherapy study in 2L+ R/M HNSCC on track for mid-year 2026; to include patients treated with modified weight-based dosing and patients treated with total body weight dosing

Updated data from MICVO Phase 1/2 dose escalation study in combination with KEYTRUDA® in 1L/2L+ R/M HNSCC on track for the second half of 2026

Announced appointment of Thomas Civik as Interim Chief Executive Officer

Expected cash runway into the fourth quarter of 2026

BOSTON, March 23, 2026 (GLOBE NEWSWIRE)— Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company developing next-generation therapeutics for difficult-to-treat cancers, today provided a business update, and reported financial results for the year and quarter ended December 31, 2025.

“The completion of target enrollment in the Phase 1 monotherapy study of MICVO in patients with recurrent/metastatic head and neck squamous cell carcinoma is an important milestone for the Company and reflects the incredible effort of the Pyxis Oncology team,” said Thomas Civik, Interim Chief Executive Officer and Director of Pyxis Oncology. “We are laser focused on clinical execution and operations so that we can deliver a robust dataset in mid-2026 that will allow us to further assess the potential of MICVO as monotherapy. Following the preliminary results shared last December, we implemented a modified weight-based dosing approach that is expected to deliver optimal drug exposure for patients across all weight ranges to further improve the benefit-risk profile for MICVO. We look forward to sharing these results mid-year, and plan to provide an assessment of whether the dosing modification achieved these intended goals. We also expect to share updated combination data in 2H26 as we continue to evaluate the potential of MICVO in the front-line setting, building on the encouraging initial combination data shared last December.”

Pipeline Updates

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Pyxis Oncology announced positive preliminary data for micvotabart pelidotin (MICVO) in recurrent/metastatic head and neck squamous cell carcinoma (R/M HNSCC) in December 2025.
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Monotherapy: 46% confirmed objective response rate (ORR) and 92% disease control rate (DCR) observed with MICVO as monotherapy in 2L+ R/M HNSCC (N=13, efficacy evaluable). MICVO as monotherapy was generally well tolerated, with no Grade 4 ADC payload treatment-related adverse events (TRAEs) of interest observed. No Grade 5 events occurred. Preliminary results shared in December 2025 included all Phase 1 patients (N=18) dosed at 5.4 mg/kg IV Q3W total body weight (TBW).
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Combination: 71% confirmed ORR and 100% DCR observed with MICVO in combination with a fixed dose of 200 mg of KEYTRUDA® (pembrolizumab) in 1L/2L+ R/M HNSCC at 3.6 mg/kg (N=4) and 4.4 mg/kg (N=3) IV Q3W. MICVO in combination with KEYTRUDA® was generally well tolerated, with no Grade 3 or Grade 4 ADC payload TRAEs of interest observed. No Grade 5 events occurred. The combination study is part of a Clinical Trial Collaboration Agreement with Merck (known as MSD outside of the US and Canada).
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During the fourth quarter of 2025, the Company obtained feedback and alignment from the U.S. Food and Drug Administration (FDA) regarding the clinical trial design for a planned pivotal monotherapy study in 2L+ R/M HNSCC.
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Pyxis Oncology expects to report updated data from the ongoing MICVO Phase 1 monotherapy study in 2L+ R/M HNSCC mid-year 2026.
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The ongoing MICVO Phase 1 monotherapy study is a two-part study. Part 1 was a dose escalation study across multiple doses and tumor types, with initial results shared in November 2024. Part 2, a dose expansion study at 5.4 mg/kg IV Q3W in 2L+ R/M HNSCC, is currently ongoing.
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The dose expansion study of the ongoing MICVO Phase 1 monotherapy study includes two arms: post platinum & anti-PD(L)-1 experienced patients (Arm 1) and post EGFRi and/or anti-PD(L)-1 experienced patients (Arm 2). Target enrollment for each arm of the study was n=~20. Total study target enrollment of n=~40 was completed in 1Q26.
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MICVO Phase 1 monotherapy data in 2L+ R/M HNSCC expected mid-year 2026 will include patients dosed at 5.4 mg/kg IV Q3W with a dose cap for patients with higher body weight, in addition to patients previously treated at 5.4 mg/kg IV Q3W TBW. Results are anticipated to include detailed analyses of the impact of the modified weight-based dosing approach on safety and efficacy. Adjusted Ideal Body weight (AIBW) dosing, which has demonstrated improved tolerability without sacrificing activity in clinical studies of other ADCs[1], is being implemented in ongoing clinical studies as well.
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In the preliminary results shared in December 2025, there were no treatment-related adverse events (TRAEs) leading to discontinuation for patients at or below adjusted ideal body weight. Grade 3 auristatin ADC payload related TRAEs of interest were more frequent for high body weight[2] patients and TRAEs leading to discontinuation occurred exclusively in high body weight patients.
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New PK simulation data presented in the Pyxis Oncology March 2026 corporate presentation and its 2025 Form 10-K show that modified weight-based dosing approaches, dose capping and AIBW, result in a decrease in drug exposure (Cavg) relative to TBW dosing, specifically for higher body weight patients. This reduction in exposure is expected to decrease the incidence and severity of auristatin ADC payload related TRAEs of interest and TRAEs leading to discontinuation, while preserving efficacy. Comparable drug exposure is predicted for dose capping and AIBW across all weight categories, including for higher body weight patients.
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Pyxis Oncology expects to report updated data from the ongoing Phase 1/2 combination dose escalation study of MICVO and KEYTRUDA® for 1L/2L+ R/M HNSCC patients in 2H26.
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The ongoing MICVO Phase 1/2 study evaluating MICVO in combination with KEYTRUDA® is currently in dose escalation across multiple doses for the treatment of 1L/2L+ R/M HNSCC. Preliminary positive results were shared in the December 2025 data update.
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Pyxis Oncology presendted new translational data in October 2025 in two posters at the European Society for Medical Oncology (ESMO) Congress 2025 and in six posters at the AACR-NCI-EORTC International Conference, as well as three clinical trial posters at ESMO. The presentation posters at ESMO and AACR-NCI-EORTC provided deeper insights into the pharmacodynamic responses of tumors to MICVO as well as MICVO’s unique mechanism of action and its potential to exert anti-tumor activity through three mechanisms: direct tumor cell killing, bystander killing and immunogenic cell death.
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In April 2026, Pyxis Oncology will present novel preclinical data at the 2026 American Association for Cancer Research (AACR) Annual Meeting. The study abstract highlights the anti-tumor activity of a murine analog of MICVO (maMICVO) in the poorly immunogenic, immunotherapy-refractory mouse oral carcinoma 2 (MOC2) syngeneic HNSCC model. Notably, image analysis suggested modulation of the immune landscape post-maMICVO treatment, providing scientific rationale to test the combination of maMICVO with anti-PD-1 in this refractory model.

Corporate Updates

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Pyxis Oncology continues to build out its senior leadership team and internal capabilities:
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Pyxis Oncology announced the appointment of Thomas Civik as Interim Chief Executive Officer in February 2026. Mr. Civik has been a member of Pyxis Oncology’s Board of Directors since October 2021 and is a highly experienced biotechnology executive with a proven track record in advancing cancer therapeutics. He most recently served as President and Chief Executive Officer of Five Prime Therapeutics, where he led the company through its acquisition by Amgen for $1.9 billion in April 2021. Mr. Civik previously served as Chairperson of the Board of ImCheck Therapeutics and Repare Therapeutics through their respective acquisitions by Ipsen and XOMA.
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Pyxis Oncology appointed Heather Knowles as Senior Vice President, Head of Global Clinical Operations in January 2026. Ms. Knowles is a highly accomplished clinical development operations leader with more than 20 years of experience guiding global oncology programs across the full development continuum from first-in-human studies through registration. She has worked across solid tumors and hematologic malignancies and brings deep expertise spanning multiple modalities, including mRNA therapeutics, immune modulators, cell therapies, and small molecules. Ms. Knowles most recently served as Vice President, Clinical Operations, Therapeutics & Oncology at Moderna, where she built and scaled Moderna’s global clinical operations organization.
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The Company announced the appointment of Alex Kane as Senior Vice President, Investor Relations and Capital Markets in October 2025. Mr. Kane brings 20 years of experience and a proven track record in investor relations, strategic communications, and equity capital markets across the life sciences sector. Mr. Kane most recently served as Vice President of Equity Capital

Markets at Guggenheim Securities, advising biotechnology clients on financing strategies and equity transactions. Previously, Mr. Kane held senior investor relations and communications roles at Praxis Precision Medicines and PTC Therapeutics, successfully managing IPOs, secondary offerings, and long-term investor engagement.
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Pyxis Oncology appointed Brian Freeman as Senior Vice President, Global Program Leader for MICVO in May 2025. Mr. Freeman brings deep expertise in program leadership and commercialization across a broad range of modalities, including ADCs, degraders, DACs, monoclonal antibodies, and small molecules, with a focus in Oncology and Immunology. His portfolio experience includes notable therapies such as pivekimab sunirine, Kadcyla, Xolair, Avastin, Herceptin, and Tarceva. Before joining Pyxis Oncology, Mr. Freeman led the pivekimab sunirine (IMGN-632) program at ImmunoGen/AbbVie and served as Head of Commercial Strategy at Foghorn Therapeutics.
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In December 2025, Pyxis Oncology completed sale of its rights to royalties from the commercialization of Enzeshu® (Suvemcitug for Injection) for a one-time cash payment of $11 million and four semi-annual installments of $175,000 each. This non-dilutive funding will support the development of MICVO. As part of Pyxis Oncology's acquisition of Apexigen, Inc. in August 2023, the Company acquired rights to royalties on Enzeshu and another asset discovered using APXiMAB, Apexigen's proprietary antibody discovery platform.

Full Year 2025 Financial Results

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As of December 31, 2025, Pyxis Oncology had cash and cash equivalents, including restricted cash, and short-term investments, of $68.3 million. The Company believes that its current cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the fourth quarter of 2026.
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Revenues were $13.9 million for the year ended December 31, 2025, compared to $16.1 million for the year ended December 31, 2024. Revenues for 2025 consist of the regulatory milestone related to approval of suvemcitug in China and the sale of royalty rights for Enzeshu® to Simcere. Revenues for 2024 consist of the settlement and sale of royalty rights for Beovu® to Novartis.
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Research and development expenses were $73.7 million for the year ended December 31, 2025, compared to $58.7 million for the year ended December 31, 2024. The increase was primarily due to a $6.1 million increase in contract manufacturing costs and a $7.5 million increase in clinical trial related expenses related to monotherapy and combination therapy of MICVO.
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General and administrative expenses were $22.2 million for the year ended December 31, 2025, compared to $25.4 million for the year ended December 31, 2024. The decrease was primarily due to lower employee-related costs including stock-based compensation, lower corporate insurance costs and a decrease in legal, professional and consulting fees.
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Net loss was $79.6 million, or ($1.28) per common share, for the year ended December 31, 2025, compared to $77.3 million, or ($1.32) per common share, for the year ended December 31, 2024. Excluding non-cash stock-based compensation expense and impairment loss, the net loss for the year ended December 31, 2025 was $67.8 million, compared to a net loss of $43.4 million for the year ended December 31, 2024.
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As of March 20, 2026, the outstanding number of shares of Common Stock of Pyxis Oncology was 62,831,246.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical-stage biopharmaceutical company developing therapeutics for difficult-to-treat cancers. The Company’s lead candidate, micvotabart pelidotin (MICVO), is a first-in-concept antibody drug conjugate (ADC) that targets extradomain-B of fibronectin (EDB+FN), a non-cellular structural component of the tumor extracellular matrix (ECM). EDB+FN is selectively overexpressed in the tumor microenvironment of a wide range of solid tumors and largely absent from normal adult tissues. MICVO is designed to treat solid tumors through a three-pronged mechanism of action: direct tumor cell killing, bystander effect and immunogenic cell death. MICVO is currently being evaluated in Phase 1 clinical studies in patients with recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) and other solid tumors, both as monotherapy and in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab). Pyxis Oncology is focused on advancing MICVO, with the goal of improving outcomes for patients living with R/M HNSCC and contributing to meaningful progress in cancer treatment.

MICVO received Fast Track Designation from the U.S. Food and Drug Administration for the treatment of adult patients with R/M HNSCC whose disease has progressed following treatment with platinum-based chemotherapy and an anti-PD-(L)1 therapy.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

To learn more, visit www.pyxisoncology.com or follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Annual Report on Form 10-K filed with SEC on March 23, 2026, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Alex Kane

IR@pyxisoncology.com

Media

Cailyn McCutcheon

Real Chemistry

cmccutcheon@realchemistry.com

PYXIS ONCOLOGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Revenues
Sale of royalty rights	$11,038	$8,000
Milestone revenue	2,820	—
Royalty revenues	—	8,146
Total revenues	13,858	16,146
Costs and operating expenses
Cost of revenues	2,388	475
Research and development	73,696	58,747
General and administrative	22,194	25,420
Impairment of in-process research and development intangible asset	—	20,964
Total costs and operating expenses	98,278	105,606
Loss from operations	(84,420)	(89,460)
Other income, net
Interest and investment income, net	3,610	7,039
Sublease income	2,575	2,926
Total other income, net	6,185	9,965
Loss before income taxes	(78,235)	(79,495)
Income tax expense (benefit)	1,386	(2,164)
Net loss	$(79,621)	$(77,331)
Net loss per common share - basic and diluted	$(1.28)	$(1.32)
Weighted average shares of common stock outstanding - basic and diluted	62,143,166	58,445,765

PYXIS ONCOLOGY, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$15,422	$19,473
Marketable debt securities	51,435	107,458
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	3,776	4,037
Total current assets	72,105	132,440
Property and equipment, net	7,997	9,899
Intangible assets, net	—	2,600
Operating lease right-of-use asset	11,418	12,242
Total assets	$91,520	$157,181
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,885	$4,859
Accrued expenses and other current liabilities	8,554	11,371
Operating lease liabilities, current portion	1,692	1,450
Total current liabilities	21,131	17,680
Operating lease liabilities, net of current portion	16,958	18,650
Financing lease liabilities, net of current portion	23	100
Total liabilities	38,112	36,430
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	63	60
Additional paid-in capital	496,469	484,077
Accumulated other comprehensive income	53	170
Accumulated deficit	(443,177)	(363,556)
Total stockholders’ equity	53,408	120,751
Total liabilities and stockholders’ equity	$91,520	$157,181

[1] SyBing, Andrew B., and Diane D. Wang. "Optimizing Body Size‐Based Dosing Approaches for Antibody–Drug Conjugates." Clinical Pharmacology & Therapeutics (2025).

[2] High body weight defined as total body weight > 10% of AIBW; AIBW calculated using Devine formula (Devine et al, 1974)